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                                                                    EXHIBIT 12.1


                             LOMAK PETROLEUM, INC.

                             COMPUTATIONS OF RATIOS
                                 (In thousands)

                                                                                                     Nine Months Ended
                                                   Year Ended December 31,                             September 30,
                                  ----------------------------------------------------------   -----------------------------
                                                                                   Pro Forma                       Pro Forma
                                   1991      1992      1993      1994      1995       1995      1995      1996       1996
                                  -------   -------   -------   -------   -------  ---------   -------   -------   ---------
EBITDA:
  Net income....................  $   427   $   686   $ 1,391   $ 2,619   $ 4,390   $ 2,839    $ 2,718   $ 8,103    $11,642
  Taxes.........................      125       192       (81)      139     1,782     1,149        898     4,360      6,254
  Exploration expense...........        5        49        86       359       512       512        473       836        836
  Interest expense..............      672       952     1,120     2,807     5,584    29,514      3,822     5,563     21,900
  Depletion, depreciation and
    amortization................    2,387     3,124     4,347    10,105    14,863    39,276      9,808    16,589     31,807
                                  -------   -------   -------   -------   -------   -------    -------   -------    -------
    EBITDA......................    3,616     5,003     6,863    16,029    27,131    73,290     17,719    35,451     72,439
EBITDA to Interest Expense......     5.4x      5.3x      6.1x      5.7x      4.9x      2.5x       4.6x      6.4x       3.3x

Earnings:
  Income before taxes...........      552       878     1,310     2,758     6,172     3,988      3,616    12,463     17,869
  Interest expense..............      672       952     1,120     2,807     5,584    29,514      3,822     5,563     21,900
                                  -------   -------   -------   -------   -------   -------    -------   -------    -------
    Earnings....................    1,224     1,830     2,430     5,565    11,756    33,502      7,438    18,026     39,769

Fixed charges:
  Interest expense..............      672       952     1,120     2,807     5,584    29,514      3,822     5,563     21,900
  Earnings to fixed charges.....     1.8x      1.9x      2.2x      2.0x      2.1x      1.1x       1.9x      3.2x       1.8x

    Total Debt..................   12,443    13,126    31,108    62,592    83,088       N/A        N/A       N/A        N/A
    Total Debt to EBITDA........     3.4x      2.6x      4.5x      3.9x      3.1x       N/A        N/A       N/A        N/A
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